                                                                  Execution Copy
                                                                  --------------

                            MANUFACTURING AGREEMENT
                            -----------------------

     THIS MANUFACTURING AGREEMENT (this "Agreement") is made by and between
                                         ---------
AMERICAN BIOSCIENCE, INC., a California corporation ("ABI"), and AMERICAN
                                                      ---
PHARMACEUTICAL PARTNERS, INC., a California corporation ("APP") as of this 20th
                                                          ---
day of November 2001 (the "Effective Date").
                           --------------

                                    RECITALS
                                    --------

A.  ABI has developed and owns the rights to the Product, as defined in Section
                                                                        -------
2.25.
-----

B. APP has the capability of, and has constructed facilities and equipment designed for and capable of, manufacturing the Product, and APP desires to manufacture the Product, or have the Product manufactured upon the terms and conditions contained herein.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.  Incorporation of Recitals.  The foregoing recitals are hereby incorporated
    -------------------------
herein as representations and warranties of the Parties hereto.

2.  Definitions.  For purposes of this Agreement, in addition to other defined
    -----------
terms set forth in this Agreement, the terms set forth below will have the following meanings:

     2.1 "ABI Parties" means ABI, its Affiliates, its permitted assignees and
          -----------
any other party approved in writing by ABI.

     2.2 "Act" means the Federal Food Drug and Cosmetic Act (21 U.S.C. Section
          ---
301 et. seq.) as amended from time to time.

     2.3 "Action" means any actual or threatened claim, suit, arbitration,
          ------
hearing, inquiry, proceeding, complaint, charge or investigation by or before any court, government, governmental entity or arbitrator.

     2.4 "Affiliate" means any entity controlling, controlled by or under the
          ---------
common control of APP or ABI, as the case may be. Such entity will be considered an Affiliate only for the time during which such control exists. For the purpose of this Agreement, "control" means having, directly or indirectly, the power to direct or cause the direction of management and policies of such entity. FOR PURPOSES OF THIS AGREEMENT, APP SHALL NOT BE CONSIDERED AN AFFILIATE OF ABI, AND ABI SHALL NOT BE CONSIDERED AN AFFILIATE OF APP.

     2.5 [***]

[***] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.

     2.6 "APP Parties" or "APP Party" means any of APP, its Affiliates and its
          -----------      ---------
permitted assignees.

     2.7 "APP Standard Manufacturing Costs" means direct and indirect costs,
          --------------------------------
including, without limitation the materials, components, raw materials, labor and overhead, attributable to production, manufacturing, processing, quality control, and packaging of the Product. APP Standard Manufacturing Costs will not include costs incurred in connection with Bad Batches of the Product, nor will it include general and administrative expenses. APP Standard Manufacturing Costs will be updated at the end of each calendar year for the purpose of determining the price for the succeeding year. Except as otherwise contemplated by this definition or as agreed by the Parties, the APP Standard Manufacturing Costs will be determined in accordance with GAAP and standard costing principles as currently practiced by APP.

     2.8 "Bad Batches" means batches of Product, other than those referred to
          -----------
in Section 8.2, which either (i) are lost in production; (ii) are determined by
   -----------
final decision of APP's quality group to be not suitable for final release; or
(iii) or are properly rejected by the ABI Parties under Section 9 of this
                                                        ---------
Manufacturing Agreement.

     2.9 "CGMP(s)" means current good manufacturing practices established under
          -------
the Act and the Regulations.

     2.10 "Chemical Ingredients" means paclitaxel and albumin.
           --------------------

     2.11 "Commercially Reasonable Best Efforts" means the commercially
           ------------------------------------
reasonable efforts that a prudent business person or company would expend in the normal course of its business to accomplish an important objective, but does not mean efforts that could, if carried out, have a significant negative impact on the Party's relevant business unit as a whole.

     2.12 "Competitor"  means a business entity that markets and sells a
           ----------
pharmaceutical product that includes taxanes as an active pharmaceutical ingredient.

     2.13 "Damages" means any and all losses, liabilities, obligations, costs,
           -------
expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys', accountants' and experts' fees, disbursements of counsel and other costs and expenses incurred in pursuing or defending claims under this Agreement.

     2.14 "Effective Date" shall mean the date of this Agreement, as set forth
           --------------
above.

     2.15 "Estimated Purchase Plan" means ABI's estimate of the Product to be
           -----------------------
ordered for the Territory, with the exception of North America for so long as the License Agreement is in effect, for each rolling 12-month period during the Term, which estimate will be issued on a monthly basis.

     2.16 "FDA" means the United States Food and Drug Administration or any
           ---
other successor agency whose approval is necessary to market the Product in the United States and any comparable agency in such other countries in the Territory where ABI intends to obtain regulatory approval.

     2.17 "GAAP" means generally accepted accounting practices as in effect in
           ----
the United States applied on a basis consistent with past practice.

     2.18 "Legal Requirement" means any statute, law, ordinance, rule,
           -----------------
regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any governmental entity or any arbitrator.

     2.19 "License Agreement" means that certain License Agreement entered into
           -----------------
between ABI and APP dated the same date as this Agreement.

     2.20 "Manufacturing Recall" means a Recall arising from or relating to the
           --------------------
Product that, when manufactured by APP, was adulterated, contaminated or was otherwise caused by APP's failure to comply with this Agreement of the Specifications set forth in this Agreement.

     2.21 "NDA" means one or more of the New Drug Applications that ABI files
           ---
for the Product with the FDA, including any supplements or amendments and 510(k)s, and any foreign equivalents.

     2.22 "North America" means the countries of the United States and its
           -------------
territories and possessions, Canada and Mexico.

     2.23 "Parties" means APP and ABI ("Party" meaning one of the Parties).
           -------                      -----

     2.24 "Person" means any natural person, corporation, trust, association,
           ------
company, partnership, joint venture, governmental entity or other entity.

     2.25 "Product" means ABI-007, a cremaphor-free, nano-particle paclitaxel
           -------
formulation [***].

     2.26 "Product Liability Claim" means any Action by a third party and any
           -----------------------
appeal from any Action asserted by a third party with respect to the Product alleging product liability, product defect, design, manufacturing, packaging or labeling defect, failure to warn, or any similar action relating to the formulation, manufacture, use or safety of the Product.

     2.27 "Proprietary Information" means information relating to the Product,
           -----------------------
the properties, composition or structure of the Product or the manufacture or processing of the Product or the machines used to manufacture or process the Product or to a Party's business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions, whether patentable or not, schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), whether previously, currently or subsequently disclosed to the other Party. Technology and improvements made by or for ABI will be considered Proprietary Information of ABI. ABI's Proprietary Information shall include ABI Owned Developments. APP's Proprietary Information shall include APP Owned Developments.

     2.28 "Proprietary Rights" means any and all patent rights, copyrights,
           ------------------
maskwork, trade secret rights and all other intellectual and industrial property rights.

     2.29 "Purchase Order" means written orders for the Product issued by any
           --------------
ABI Party and placed with APP.

     2.30 "Regulatory Approval" means (A) with respect to the APP Parties, the
           -------------------
procurement of any registration, permit and approval required by applicable government authorities for the manufacture of the Product in the Territory, and
(B) with respect to ABI, the procurement of any registration, permit and approval required by applicable government authorities for the importation, marketing, sale, distribution, and use with respect to clinical trials of the Product in the Territory.

     2.31 "Regulations" means the regulations made under the Act, including
           -----------
without limitation those regulations currently contained in Title 21 of the Code of Federal Regulations, as amended from time to time.

     2.32 "Specifications" means the specifications for the Product and
           --------------
contained active pharmaceutical ingredients, raw materials, components and packaging, along with manufacturing procedures for the Product, all of which are set by ABI considering the comments of APP, as may be changed from time to time by mutual agreement of the Parties. The Specifications in effect as of the Effective Date are set forth in a document separately counter-signed by both Parties. The Specifications include without limitation:

           (A) raw material specifications (including approved suppliers, proofs, chemical, microbiological and packaging specifications);

           (B) sampling requirements (including lab, chemical and microbiological);

           (C) compounding module, including compounding process and major equipment;

           (D) intermediate specifications;

           (E) finished Product release criteria;

           (F) stability specifications;

           (G) test methods; and

           (H) packaging, labels and labeling.

     2.33 "Technology" means any and all ideas, techniques, inventions, methods,
           ----------
data, information, formulae, processes, trade secrets, intellectual property, know-how, and test results, whether patentable or not, and whether or not reduced to practice, including Proprietary Rights, owned, controlled or otherwise in possession of or used by ABI as of the date of this Agreement, or during the term of this Agreement and necessary or useful to make, have made, develop, have developed, use, import, market, offer for sale or sell the Product.

     2.34 "Term" means the initial Term (as defined in Section 12) and any
           ----
Extension or Extensions (as defined in Section 12) to the initial term.
                                       ----------

     2.35 "Territory" means the entire world.
           ---------

3.  Manufacture and Supply.
    ----------------------

     3.1 Subject to the terms, conditions and provisions of this Agreement, APP hereby covenants and agrees that during the Term it will manufacture and sell the Product to the ABI Parties as required by the ABI Parties for resale in the Territory, with the exception of North America to the extent the Product is licensed to APP pursuant to the License Agreement, and, for as long as APP complies with its obligations under this Agreement, ABI hereby grants APP:

           (A) the exclusive right to manufacture the Product for resale in North America for a period of three years, after which time such right will be non-exclusive for the remainder of the Term; and

           (B) a non-exclusive right to manufacture the Product for resale in the remainder of the Territory.

           (C) Notwithstanding Section 3.1(A), in the event APP fails to make a
                               --------------
     milestone payment pursuant to the terms of Section 9 of the License Agreement for one or more indications, APP's license to manufacture the Product for that indication related to the declined milestone payment shall become non-exclusive.

     3.2 Notwithstanding Section 3.1, APP's obligation to sell the Product to parties that ABI approves in writing, will be subject to APP applying reasonable credit standards consistent with APP's standard practice.

     3.3 APP will manufacture the Product solely for (A) the ABI Parties and (B) the APP Parties so long as the License Agreement remains in effect. If there are shortages of Chemical Ingredients (as defined in Section 5) or if capacity
                                                 ---------
limitations of the APP facilit(ies) indirectly or directly lead to a shortage in the supply of manufactured Product, a fraction of the total manufactured Product will be allocated by APP to each of the ABI Parties and to the APP Parties (each a "Distributor") as follows:
   -----------

           (A)  [***]

           (B)  [***]

                (1)  [***]

                (2)  [***]

                (3)  [***]

                (4)  [***]

     3.4 APP will:

           (A) obtain and maintain such approvals and licenses as may be required for the manufacture of the Product for commercial sale in the Territory;

           (B) have such facilities, resources, and personnel, and such industry expertise, as may be required for it to manufacture such quantities of the Product as may be required hereunder;

           (C) manufacture, test, supply, package, store, ship, deliver, and otherwise handle the Product in compliance with the terms and conditions of this Agreement, the Specifications, cGMPs, the Act, the Regulations, the rules and regulations of the FDA, applicable NDAs and any and all other applicable Legal Requirements, including any and all approvals required for the manufacture of the Product after FDA approval is obtained;

           (D) set batch sizes in accordance with relevant economic factors and APP's standard manufacturing practice;

           (E) keep true, accurate and complete books, records, reports and accounts in connection with or relative to the Product, and the manufacturing, testing, production, supply, packaging, storage, shipment, delivery and handling of the Product, as well as any other books and records as may be required from time to time by applicable law, rules and regulations; and

           (F) as requested by ABI, provide reasonable warehousing, distribution and transportation functions with respect to the Product on behalf the ABI Parties and ABI will reimburse APP for APP Internal Costs with respect to such activities performed on ABI's behalf as requested by ABI.

     3.5 Subject to the provisions in the License Agreement, ABI will be solely responsible for obtaining any Regulatory Approvals relating to the marketing of the Product purchased by the ABI Parties under this Agreement, including but not limited to, drug approval applications.

     3.6 ABI, or any designee of ABI, will have the right at any time upon prior reasonable notice and during regular business hours to inspect and examine APP's facility(ies) used in connection with and relative to the Product and the manufacturing, testing, supply, packaging, storage, shipment, delivery or handling of the Product. To minimize disruption to APP's normal operations, neither ABI nor its designee may perform more than one such audit per facility per calendar year. If a facilities audit reveals a material manufacturing problem, ABI will have the right to re-inspect and examine APP's facilities twice in the following 12-month period.

     3.7 ABI will have the right, in conjunction with any manufacturing audit, to audit and inspect any and all documents and records related directly to (A) APP's manufacture and supply of the Product, and (B) APP's performance under this Agreement with respect to the manufacture and supply of the Product. APP will also permit representatives of any governmental authority in the Territory, including, but not limited to, the FDA or its agents to visit and inspect any and all facilities used in the manufacturing, testing, processing, packaging, or shipping of the Product. This right for ABI and the FDA includes access to audit any and all documents and records relating to APP's performance under this Agreement.

     3.8 Prior to commencing manufacturing any batch of the Product, APP will designate whether the batch is being manufactured for the ABI Parties or for the APP Parties.

     3.9 Except to the extent otherwise provided in this Agreement, APP will not give any more favorable treatment to itself than it does to the ABI Parties with respect to the Product.

4.  Transfer of Technology; Improvements.  ABI will convey and disclose in
    ------------------------------------
tangible form to APP, as soon as reasonably practicable after the Effective Date and throughout the term of this Agreement, all Technology. Each Party agrees to as soon as reasonably practicable promptly disclose in tangible form to the other Party all modifications and improvements made to the Technology during the term of this Agreement. APP will immediately transfer to ABI all right, title and interest in and to any process, product, composition, or product-by-process, or any improvements thereto, including inventions ("Developments"), made by the APP Parties using ABI's processes or outputs ("Processes") (collectively, the "ABI Owned Developments"). From and after their development, the ABI Owned Developments will be included within the scope of the license granted to APP under this Agreement. APP will own any Developments made by APP or its assignees using any process or output other than the Processes, provided such Developments are developed solely by APP or its assignees without any input from ABI or any of its employees, including Patrick Soon-Shiong. Any Developments that are developed solely by APP without using any Processes are referred to as the "APP Owned Developments." APP may take whatever steps it deems necessary to protect its rights in the APP Owned Developments. APP further grants to ABI, subject to
Section 12.7, a perpetual, royalty-free license to use all of the APP Owned
------------
Developments that are used or needed by APP in the manufacture or commercialization of the Product.

5.  Chemical Ingredients.  Promptly following the Effective Date, ABI will use
    --------------------
and continue to use commercially reasonable efforts to identify at least two suppliers of each Chemical Ingredient that have obtained or that ABI reasonably believes will seek and obtain FDA approval, and shall diligently seek approval as part of its NDA to use such sources. APP will exclusively order and purchase all Chemical Ingredients used by APP to manufacture the Product for itself or for the ABI Parties from those sources.

6.  Orders.  By the end of the first week of each month of the Term, ABI will
    ------
send APP an Estimated Purchase Plan behalf of the ABI Parties. The Parties acknowledge and agree that the Estimated Purchase Plan is an estimate only and is not binding upon ABI, except that the Estimated Purchase Plan for the next three months will become binding on both Parties. APP shall not be obligated to supply any quantity of Product earlier than 90 days following the placement of the Purchase Order for such Product. APP will use Commercially Reasonable Best Efforts to fulfill any Purchase Order for the Product but will not be obligated to fill any Purchase Orders for the Product that in the aggregate exceed the amounts supplied in the previous full calendar year by more than 15%. If the demand for the Product is believed to be greater than the 15% annual increase contemplated by this Section 6, the Parties will use their best efforts to reach
                     ---------
agreement with respect to the capacity requirements that APP must provide to fulfill such requirements and the amount of time APP will have to increase its capacity to meet the increased requirements. ABI shall give APP written notice no later than 18 months before the ABI Parties contemplate selling the Product outside North America. At such time, ABI shall estimate the quantity of Product ABI believes it will need in the 12 months following launch in such territory and will update that estimate no less often than every six months. Upon commencement of sales in such territory, the estimates shall be included in the Estimated Purchase Plan.

7.  Price and Payment.
    -----------------

     7.1 With the issuance by ABI Parties of a Purchase Order, ABI shall designate whether (and, as applicable, what portion of) the ordered Product shall be used for clinical trials or commercial sale. The price per unit of Product to be charged to the ABI Parties by APP for use in clinical trials will be [***]. The price per unit of Product to be charged to the ABI Parties by APP for commercial sale shall be [***]. APP shall purchase all Chemical Ingredients for Product sold to ABI Parties for clinical trial use. APP shall order, but ABI shall pay for, all Chemical Ingredients for Product for commercial sale by ABI Parties. The prices and delivery of the Product will be made Ex-Works at APP's manufacturing site.

     7.2 The APP Standard Manufacturing Costs will be subject to an adjustment at the end of each calendar year that this Agreement is in effect for the next calendar year to account for any cost increases or cost decreases (which must be reasonably documented by APP to ABI) in any of the components of the cost with the exception of Chemical Ingredients. APP will be entitled at any time during the Term to increase the Non-Commercial Price to account for increases, and shall decrease the Non-Commercial Price to account for decreases, (which must be reasonably documented by APP to ABI) in the cost of Chemical Ingredients.

     7.3 APP will issue an invoice to the relevant ABI Party for each Purchase Order, based upon and reflecting the applicable price. Invoices will be issued upon release of the Product and payment must be made, net 30 days after receipt by the relevant ABI Party of an invoice, so long as each Purchase Order and invoice complies with the terms and conditions of this Agreement. Notwithstanding the foregoing, if any order of the Product is shipped in advance of its original requested shipping date, APP will not invoice for that order until its original requested shipping date.

     7.4 APP will look solely to the party issuing the Purchase Order for payment but, subject to Section 9, if an ABI Party fails to pay APP within
                        ---------
thirty days of receipt of an invoice, APP will not be obligated to ship any more Product to that ABI Party until the invoice is paid in full.

     7.5 The Parties agree to handle the costs associated with Bad Batches of the Product manufactured for ABI Parties as follows:

           (A)  [***].

           (B)  [***].

           (C)  [***].

           (D)  [***].

8.  ABI Regulatory Filings.
    ----------------------

     8.1 APP will reasonably cooperate with ABI with respect to (A) all filings and other submissions made by ABI with the applicable governmental agency, department or other body regarding or relating to the Product and (B) ABI's efforts to obtain all Regulatory Approvals to develop, test, market, and distribute the Product in the Territory. Without limiting the foregoing, APP will provide ABI with such data monitoring support and data analysis support related to manufacturing issues as ABI may reasonably request. All data and information relating to such support will be the property of ABI and may be used by ABI, at no cost to ABI, in such manner as ABI determines.

     8.2 In any Territory where the ABI Parties are selling and marketing the Product, APP will prepare and submit a chemistry, manufacturing and controls
(CMC) section to any regulatory agency as reasonably requested by ABI, or analogous section in various countries. Notwithstanding anything to the contrary in this Section, such CMC will be owned by and will be the Proprietary Information of ABI. Subject to the provisions of, and during the pendency of, the License Agreement, the cost of any Batches manufactured by APP for Regulatory Approval in North America shall be shared equally by the Parties. Any Batches manufactured by APP for Regulatory Approval outside of North America shall be bought and paid for by ABI at APP Standard Manufacturing Cost.

     8.3 If either Party becomes aware of any product or activity of any third party that involves or may involve infringement or other violation of any Technology, that Party must promptly notify the other Party in writing of the infringement or violation. ABI may in its discretion take or not take whatever action it believes is appropriate. APP will fully cooperate with ABI with respect to bringing any action, including joining as a party to the suit, if necessary, supplying essential documentary evidence and making essential witnesses then in its employ available.

9.  Rejected Product.
    ----------------

     9.1 The relevant ABI Party will inspect each lot of the Product for compliance with the Specifications upon receipt. If within 60 days after receipt of the Product the ABI Party notifies APP in writing that it does not meet the Specifications as determined by the ABI Party's testing and inspection of the Products, APP will replace the Product, subject to Section 9.2, at APP's expense
                                                   -----------
within 45 days of such notice. APP will pay for shipping charges to deliver such replacement Products to ABI or its designee.

     9.2 If APP disputes the ABI Party's rejection of all or part of any shipment of the Product as set forth in Section 9.1, it will notify the ABI
                                        -----------
Party in writing within 10 days of receipt of ABI's rejection notice. If such dispute is not resolved by mutual agreement of the Parties within 60 days of the ABI Party's notice, such dispute will be resolved by an independent, FDA-approved testing organization or consultant of recognized repute within the U.S. pharmaceutical industry, to be mutually designated by the Parties, the designation of which will not be unreasonably withheld or delayed by either Party. The determination by the testing entity of the Products' material compliance or material non-compliance with the Specifications will be final and binding upon the Parties. The fees and expenses of the testing entity making the determination will be paid by the Party against which the determination is made. If the testing entity determines that part or all of the shipment does not materially comply with the

Specifications, APP will, at the relevant ABI Party's election, replace the Product at APP's expense or credit amounts already paid by the ABI Party within 30 days of such determination.

10.  Adverse Experience Reporting; Recalls.
     -------------------------------------

     10.1 Each Party will report to the other Party any information of which it becomes aware concerning any adverse drug experience in connection with the use of the Product, including the incidence and the severity thereof. ABI will provide to APP copies of any reports submitted to the FDA relating to any adverse drug experiences that ABI determines to be significant.

     10.2 If ABI is required to initiate, or otherwise in its discretion decides to initiate, a recall, withdrawal or field correction (collectively, a "Recall")
                                                                        ------
of the Product in the Territory, ABI will notify APP and provide a copy of its proposal with respect to such Recall, including the Recall letter, for APP's review prior to ABI's initiation of the Recall. If APP independently believes that a Recall of the Product in the Territory may be necessary or appropriate, it must notify ABI, and the parties must fully cooperate with each other concerning the necessity and nature of the Action.

     10.3 ABI will be responsible for all Recall activities with respect to Recall of the Product. APP will reasonably cooperate with ABI in connection with any Recall. Each Party will maintain complete and accurate Recall records relating to the Product for any periods that are required by any Legal Requirement.

     10.4 The fees, costs and expenses of any Recall (collectively, the "Recall
                                                                         ------
Expenses") of the Product will be apportioned between the Parties as follows:
--------

           (A) Except as provided in Section 10.4(C)ABI will pay all Recall Expenses related to Recalls of the Product sold by ABI Parties.

           (B) Except as provided in Section 10.4(C) the Parties shall share 50%/50% all Recall Expenses related to Recalls of the Product sold by the APP Parties in the Territory;

           (C) If the Recall is a Manufacturing Recall as determined by an independent third party, then APP will pay all Recall Expenses.

11.  Product Liability.
     -----------------

     11.1 For so long as ABI is conducting clinical trials of the Product or commercially marketing and selling the Product, it must maintain product liability insurance with respect to the Product, with a reputable carrier, in the amounts set forth in Exhibit A, naming APP and its Affiliates as additional
                         ---------
insureds.

     11.2 For so long as APP is manufacturing and selling the Product, it must maintain product liability insurance with respect to the Product, with a reputable carrier, in the amounts set forth in Exhibit B hereto, naming ABI and
                                               ---------
its Affiliates as additional insureds.

     11.3 Each Party must notify the other Party as promptly as practicable if a Product Liability Claim is commenced or threatened against any Party. Each Party must cooperate with the other Party in connection with any Product Liability Claim that is commenced or threatened against the other Party.

     11.4 If a Product Liability Claim is asserted against both Parties, each such Party will have the right to designate counsel to defend itself in such Product Liability Claim. If a Product Liability Claim is brought against one Party but not the other Party, the named Party will (subject to Section 11.5)
                                                                ------------
have absolute control of litigation, except that:

           (A) the other Party may appoint counsel to participate in the defense of such Product Liability Claim if the named Party reasonably determines that the participation would not adversely affect the Attorney-Client Privilege; and

           (B) if the litigation could reasonably be expected to have an adverse effect on the development and commercialization of the Product, the named Party will consult with the other Party regarding the conduct of the litigation if the named Party reasonably determines that the cooperation would not adversely affect the attorney-client privilege.

     11.5 Neither Party shall agree to a settlement of any Product Liability Claim without the consent of the other Party, which consent may not be unreasonably withheld or delayed, if the settlement:

           (A) would have an adverse effect on the development or commercialization of the Product; or

           (B) would otherwise have a material adverse effect on the other
     Party.

     11.6 Each Party will be solely responsible for any Damages payable by such Party following final judgment or settlement of any Product Liability Claim arising from use or sales of the Product in North America (collectively, "Product Liability Costs") that arise directly from or relate directly to the
 -----------------------
gross negligence, fraud or intentional misconduct of that Party, and must promptly pay or reimburse the other Party if the other Party pays or incurs any Product Liability Costs.

12.  Term and Termination.
     --------------------

     12.1 This Agreement will commence on the Effective Date and will terminate on the 10th anniversary hereof (the "Initial Term"). ABI may extend this
                                     ------------
Agreement after the Initial Term for successive two-year terms (an "Extension")
                                                                    ---------
by giving APP written notice of its election to extend this Agreement six months prior to the termination of the Initial Term of any Extension.

     12.2 The non-defaulting Party may immediately terminate this Agreement if the other Party:

           (A) commits a material breach or default ("Breach") under this Agreement, which Breach is not remedied within 60 days after the receipt of written notice of the Breach by the

     Party in Breach (except as to the payment of money by ABI, for which the notice period will be 10 days). Notwithstanding the foregoing, if the Breach is not curable in 60 days, and the breaching or defaulting party in good faith notifies the other Party in writing prior to the 60 days that it is initiating cure of the Breach, and initiates cure of such Breach within 60 days and in good faith continues to attempt to cure the Breach, then this Agreement shall not be terminated pursuant to this Section 12.2(A);
                                                             ----------------

           (B) has made a material misrepresentation of any representation or warranty contained in this Agreement;

           (C) has a permanent or temporary restraining order, preliminary injunction or other order granted against it by a court or authority enjoining or restricting the manufacture and/or distribution of the Product as contemplated hereby in the Territory. Notwithstanding the foregoing, if any such order results or would foreseeably result in a decline of 10% or less of units of Product manufactured by APP as compared to the prior calendar year's number of units of Product manufactured by APP, then this Agreement shall not be terminated pursuant to this Section 12.2(C).

           (D) The right of a Party to terminate this Agreement provided in this
     Section 12.2 will not be affected in any way by its waiver of, or failure
     ------------
     to take such action with respect to, any previous default.

     12.3 In addition to its right to terminate this Agreement, if APP fails to supply the Estimated Purchase Plan Requirements, ABI may, at its option, choose to make this Agreement non-exclusive.

     12.4 Following a 60-day period after written notice to cure such condition, this Agreement may be terminated by either ABI or APP if the other
Party:

           (A) does not pay its debts generally as they become due, or is unable to pay its debts generally as they become due;

           (B) has or has instituted against it any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

           (C) makes a general assignment for the benefit of creditors;

           (D) seeks the entry of an order for relief or the appointment of a receiver, liquidator, sequestrator, trustee, custodian or similar official for it; or

           (E) takes advantage of any other law or procedure for the protection of creditors.

     12.5 Termination is not the sole remedy under this Agreement, and whether or not termination is effected, all other remedies remain available to each Party.

     12.6 If ABI terminates the License Agreement, ABI will have the right, at its option, to terminate this Agreement.

     12.7  Upon termination by APP under Section 12.2 or 12.4, ABI's license to
                                         ------- ----    ----
APP Owned Developments shall also terminate.

13.  Confidentiality.
     ---------------

     13.1 Each Party recognizes that the other Party holds its Proprietary Information as important. In particular, each Party recognizes that the other Party's Proprietary Information (and the confidential nature thereof) is critical to the other Party's business and that neither Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 13 and elsewhere in this
                                      ----------
Agreement.

     13.2  Each Party must, therefore:

           (A) Hold the other Party's Proprietary Information in confidence and take reasonable precautions to protect the Proprietary Information (including, without limitation, no less than all precautions that it employs with respect to its own confidential materials);

           (B) not divulge (except pursuant to a sublicense expressly authorized in this Agreement) the other Party's Proprietary Information or any information derived therefrom to any third person; and

           (C) not make any use whatsoever at any time of the other Party's Proprietary Information except for purposes of and expressly authorized in this Agreement.

     13.3 Any employee given access to any Proprietary Information must have a legitimate "need to know" and must be bound in writing to maintain the confidence of information to which it is given access.

     13.4 Without granting any right or license, the disclosing Party agrees that the foregoing restrictions will not apply with respect to information that the receiving Party is able to demonstrate by competent evidence:

           (A) is in or (through no improper action or inaction by the receiving Party or any Affiliate of the receiving Party or its agents or employees) enters the public domain (and is readily available without substantial effort);

           (B) was rightfully disclosed to it by another person without restriction; or

           (C) was independently developed by it by persons without access to such information and without use of any of the disclosing Party's Proprietary Information.

     13.5  Each Party's obligations under this Section 13 will terminate five
                                               ----------
years after the date of termination or expiration of this Agreement. The Parties recognize and acknowledge that prior to the Effective Date of this Agreement, each Party has received the other Party's

Proprietary Information and each hereby agrees to protect the Proprietary Information to the same extent as set forth in this Section 13.
                                                    ----------

     13.6 Immediately upon termination or expiration of this Agreement, each Party will turn over to the other Party all Proprietary Information of the other Party and all documents or media containing any Proprietary Information and any and all copies or extracts thereof.

     13.7 Each Party acknowledges and agrees that due to the unique nature of Proprietary Information, there can be no adequate remedy at law for any breach of each Party's obligations under this Section 13, that any breach may result in
                                       ----------
irreparable harm to the disclosing Party, and therefore, that upon any breach or any threat of breach, the disclosing Party will be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law in connection with any breach or enforcement of the receiving Party's obligations under this Agreement or the unauthorized use or release of any Proprietary Information.


14.  Use of Brand Names.
     ------------------

     14.1 APP has the right and license to use any brand name included in an NDA that is approved by the FDA for the Product ("ABI Brand Names") in
                                                  ---------------
connection with labeling the Product manufactured by APP under this Agreement and other related manufacturing procedures. Any use by APP of ABI Brand Names will be subject to ABI's prior approval.

     14.2  In connection with its use of ABI Brand Names, APP must:

           (A) not take any action (or refrain from taking any action) that could impair or dilute the value of any ABI Brand Names; and

           (B) reasonably cooperate with ABI in connection with any Action relating to the use by ABI (or its licensees, including APP) of any ABI Brand Names that APP is using.

15.  Indemnification; Incidental And Consequential Damages.
     -----------------------------------------------------

     15.1 APP agrees to indemnify, defend and hold harmless the ABI Parties from any Damages incurred by or assessed against the ABI Parties resulting from a third party claim caused by or alleged to be caused by:

           (A) APP's failure to perform any of its obligations under this Agreement;

           (B) any breach of or inaccuracy in any representations or warranty made by APP in this Agreement;

           (C) any Product Liability Claim arising from the gross negligence, fraud or intentional misconduct of APP or any APP Affiliate; and

           (D) any Product Liability Claim directly resulting from the use of the Product that, when manufactured by APP, was adulterated or contaminated, or was otherwise caused by APP's failure to comply with this Agreement or the Specifications.

     15.2 ABI agrees to indemnify, defend and hold harmless the APP Parties from any Damages incurred by or assessed against the APP Parties resulting from a third party claim caused by or alleged to be caused by:

           (A) ABI's failure to perform any of its obligations under this Agreement;

           (B) any breach of or inaccuracy in any representations or warranty made by ABI in this Agreement;

           (C) any Product Liability Claim arising from the gross negligence, fraud or intentional misconduct of ABI or any ABI Affiliates; and

           (D) any Product Liability Claim directly resulting from the use and/or sale of the Product outside North America except for those covered in
Section 15.1(C) or Section 15.1(D).

     15.3 Except with respect to APP Owned Developments and ABI Owned Developments, ABI further indemnifies APP for any proceedings instituted by or on behalf of a third party based upon a claim that the manufacture, use or sale of the Product infringes a patent or any other proprietary right of the third party. Such indemnification obligation shall be limited as follows:

           (A) to the extent such proceeding or settlement thereof results in a future royalty to be paid by APP, ABI's indemnity obligation shall be satisfied by having such royalty payment be a deduction from Net Sales; and

           (B) to the extent such proceeding or settlement thereof results in a payment obligation other than as provided in Section 21.3(A) above, ABI shall
                                             ---------------
indemnify APP only to the extent of fifty percent (50%) of payments previously made by APP to ABI pursuant to Section 8.1 of the License Agreement, and any
                               -----------
indemnity payments to be made by ABI to APP or on behalf of APP pursuant to the foregoing shall be limited to fifty percent (50%) of ABI's operating cash flow, including without limitation, the split of Gross Profits under the License Agreement.

     15.4  If any Party entitled to be indemnified pursuant to this Section 15
                                                                    ----------
(an "Indemnified Party") receives notice of the assertion by any Person of any
    ------------------
claim or of the commencement by any such Person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to
                                       -------------------
which another Party hereto (an "Indemnifying Party") is or may be obligated to
                                ------------------
provide indemnification, the Indemnified Party must promptly notify the Indemnifying Party in writing (the "Claim Notice"). The failure to provide such
                                    ------------
notice will not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

     15.5 The Indemnifying Party will have 30 days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and the Indemnified Party will cooperate with the Indemnifying Party in connection with the settlement or defense, if:

           (A) the Indemnifying Party permits the Indemnified Party to participate in the settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld);

           (B) the fees and expenses of such counsel will not be borne by the Indemnifying Party; and

           (C) the Indemnifying Party does not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any Indemnifiable Claim in good faith, the Indemnified Party may not pay or settle the claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

     15.6 If the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described in the Claim Notice, the Indemnified Party has the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion. However, the Indemnified Party must notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

     15.7  Notwithstanding anything in this Section 15 to the contrary, APP is
                                            ----------
not entitled to assume the defense for any Indemnifiable Claim (and will be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending the claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief (or other relief for other than money damages) against ABI or its Affiliates which ABI determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the commercialization of the Product. However, if an equitable relief portion of the Indemnifiable Claim can be separated from that for money damages, APP may assume the defense of the portion relating to money damages.

16. EXCEPT FOR BODILY INJURY OF A PERSON, NEITHER PARTY WILL BE LIABLE HEREUNDER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS FROM THE USE OF (OR INABILITY TO
USE) THE TECHNOLOGY, THE DEVELOPMENT OR COMMERCIALIZATION OF THE PRODUCT OR OTHERWISE IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT.

17.  Miscellaneous Provisions.
     ------------------------

     17.1  Independent Contractors.  ABI and APP are independent parties, and
           -----------------------
nothing contained herein will be construed to create a joint venture, partnership or similar relationship. Neither Party is authorized to, nor will it, make any statements, claims, representations, warranties or otherwise act in any way so as to incur any liability whatsoever for which the other Party may become directly, indirectly or contingently liable.

     17.2  Assignment.

           (A) The rights and obligations of the Parties under this Agreement may not be assigned or transferred in any manner, including, without limitation, by operation of law, sale of stock or sale of assets, without the prior written approval, which shall not be unreasonably withheld, of the other Party (and any attempt to do so will be void) except that:

                (1) rights to payment of money may be assigned without such approval; and

                (2) either Party has the right to assign this Agreement to its lenders as collateral security under a credit facility and following acceleration of that credit facility, its lender has the right to assign this Agreement to a third party reasonably satisfactory to the other Party. Despite the foregoing, in no event will ABI be obligated to consent to an assignment of this Agreement to a Competitor.

           (B)  Notwithstanding anything to the contrary in Section 17.2(A), if:
                                                            ---------------

                (1)  any Party:

                     (a) merges or consolidates with any other corporation, partnership or other business entity; or

                     (b) has all or substantially all of such Party's business or assets transferred in any manner to any other corporation, partnership or other business entity; or

                (2) any other Person acquires the power, directly or indirectly, to direct or cause the direction of management and the policies of such Party (collectively, a "Change of Control");
                             -----------------

such event will be deemed an approved assignment for purposes of this Agreement if the conditions set forth in Section 17.2(C) are satisfied.
                               ---------------

           (C) Following a Change of Control, the successor to a Party will succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes to be the applicable Party under this Agreement. To be deemed an approved assignment under this Section 17.2, a
                                                               ------------
successor must:

                (1) have experience, facilities, capabilities, and financial resources equal to or greater than such Party; and

                (2) expressly acknowledge, in a written instrument delivered to the other Party in a form reasonably acceptable to the Parties the succession to all duties and obligations of such Party under this Agreement.

           (D) Despite the foregoing, for the purposes of this Agreement, an IPO will not be considered a Change of Control.

     17.3  Notices.  Any and all notices given pursuant to this Agreement shall
           -------
be in writing, and shall be deemed to have been properly given when delivered personally or sent by facsimile, air courier, or post, to the respective address shown below or such other address as shall be specified by the Party(ies) pursuant to written notice given in accordance with this Section 17.3. Any
                                                         ------------
notice shall be effective upon receipt, which shall be deemed to occur one business day after the sending of the facsimile is sent, two business days after the sending by air courier, and five calendar days after the delivery to the US Postal Service and properly marked and stamped for first class mail, and shall be sent:

     If to ABI to:

          American BioScience, Inc.
          2730 Wilshire Boulevard
          Santa Monica, California 90403
          Attention:  Chief Executive Officer
          Facsimile:310/998-8553

     With a copy to:


          Attention:
          Facsimile:

     If to APP to:

          American Pharmaceutical Partners, Inc.
          10866 Wilshire Boulevard
          Los Angeles, California 90024
          Attention:  Chief Operating Officer
          Facsimile   310/470-7472

     With a copy to:

          American Pharmaceutical Partners, Inc.
          1101 Perimeter Drive
          Schaumburg, Illinois 60173
          Attention:  General Counsel
          Facsimile   847/413-2670

     17.4  Force Majeure.

           (A) The obligations of a Party hereunder will be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstances beyond the reasonable control and without the fault or negligence of the affected

Party (which circumstance is hereinafter referred to as "Force Majeure"),
                                                         -------------
including but not limited to inevitable accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), acts of terrorism, civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government (other than as to regulatory approval), illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions (other than due to the action or inaction of the Party claiming a Force Majeure), damage in factories or warehouses, strikes, lockouts, or other labor difficulty at the Parties, lack of conveyance, breakdown of machinery or instruments or other disturbances at the Parties or their suppliers, shortages or inability to obtain Chemical Ingredients or other components and raw materials from suppliers, or acts of God or other similar event beyond the reasonable control of, as the case may be, ABI or APP which results in hindrance of the performance by the Party of its obligations hereunder.

           (B) As soon as possible after being affected by a Force Majeure circumstance, the affected Party must furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended will promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that Party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

           (C) If any Force Majeure circumstance cannot be removed or overcome within 120 days (or such other period as the Parties mutually agree) from the date the affected Party first became affected, then the non-affected Party may, at the expiration of such period, by notice to the affected Party terminate this Agreement, and neither Party will be liable to the other for damages.

     17.5  Amendment and Waiver.  This Agreement (including the Exhibits hereto)
           --------------------
may be amended, modified, superseded or cancelled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both Parties or, in the case of a waiver, by the Party waiving compliance. Failure of either Party at any time or times to require performance of any provision hereof will in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, will be deemed to be or considered as a further or continuing waiver of any provision of this Agreement.

     17.6  Severability.  If any one or more of the agreements, provisions or
           ------------
terms contained herein are declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions or terms contained will shall in no way be affected, prejudiced or invalidated thereby.

     17.7  Entire Agreement.  This Agreement, together with the Technology Side
           ----------------
Letter, the Exhibits hereto and the separately agreed-upon Specifications, contains the entire agreement between the Parties, and supersedes any agreements between them with respect to the subject matter hereof.

     17.8   Section Headings; Recitals.  The section headings contained in this
            --------------------------
Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The recitals are hereby incorporated into this Agreement by reference.

     17.9   Governing Law.  This Agreement shall be governed by and construed
            -------------
and enforced in accordance with the substantive law (without regard to conflicts of law provisions) of the State of California.

     17.10  Arbitration; Equitable Relief.
            -----------------------------

            (A) Except in the case of a Party seeking equitable relief hereunder, any and all disputes or controversies, whether of law or fact and of any kind and nature whatsoever, arising out of or relating to this Agreement, will be decided by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). For claims under $1,000,000 the arbitration will be held
              ---
before a single arbitrator. If the Parties are unable to agree on an arbitrator, the arbitration will be before an arbitrator selected by AAA. For claims over $1,000,000 the arbitration will be held before a three-member panel of arbitrators. If the Parties are unable to agree on a three-member panel of arbitrators, the arbitration will be before a three-member panel of arbitrators selected by AAA. Arbitration shall take place in Los Angeles County, State of California, or such other location as may be agreed by the Parties. Claims with respect to injunctive relief or specific performance will be resolved by a court of law in accordance with Section 17.10(B). APP irrevocably consents and submits
                          -----------------
to personal jurisdiction in the State of California for any arbitration contemplated by this Section 17.10. The decision of the arbitrators will be
                     -------------
binding upon the Parties hereto and all Parties claiming under and through them, and judgment will be entered by any court of competent jurisdiction. The fees and expenses of the arbitrator will be paid equally by the Parties.

            (B) With respect to actions for injunctive relief and specific performance, the Parties submit to the jurisdiction of any state or federal court sitting in Los Angeles County in any Action arising out or respecting this Agreement and agree that all claims in respect of such Action shall be heard and determined in any such court. The Parties waive any defense of inconvenient forum to the maintenance of any Action and waive any bond, surety or other security that may be required of any other Party with respect to the Action. The Parties agree that a final judgment in any Action brought under this Section 17.10(B) will be conclusive. Either Party may seek injunctive relief if any
-------
provision of this Agreement is not performed in accordance with its terms and for which such Party would not have an adequate remedy for money damages. Any such remedy will be in addition to any other remedy that may be available at law or equity.

     17.11  No Strict Construction.  The language used in this Agreement will be
            ----------------------
deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will apply to any term or condition of this Agreement.

     17.12  Survival.  Except to the extent that any monies are owed and not
            --------
yet paid and for the provisions of Sections 8, 9, 10, 11, 12, 13, 15, 16, 17.3,
                                   ----------  -  --  --  --- --  --  --  ----
17.9, 17.10 and 17.12, none of the provisions herein shall survive Termination.
----  -----     -----

     17.13  Counterparts.  This Agreement may be executed in separate
            ------------
counterparts, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

                                    AMERICAN BIOSCIENCE, INC.

                                    By:  /s/ Patrick-Soon Shiong
                                         ---------------------------------
                                    Patrick Soon-Shiong
                                    President

                                    AMERICAN PHARMACEUTICAL PARTNERS, INC.

                                    By:  /s/ Jeffrey M. Yordon
                                         ---------------------------------
                                    Jeffrey M. Yordon
                                    Chief Operating Officer

                                   EXHIBIT A

                                 ABI Insurance

                 $25,000,000 per incident and in the aggregate

                                   EXHIBIT B

                                 APP Insurance

                 $25,000,000 per incident and in the aggregate